Exhibit 99.1

LHC Group Enters into Joint Venture with West Tennessee Healthcare to Provide Home Health Services

LAFAYETTE, La.--(BUSINESS WIRE)--LHC Group, Inc. (NASDAQ: LHCG), one of the largest providers of home nursing services in the United States, announced today that it has entered into a joint venture with West Tennessee Healthcare to provide home nursing services, effective October 1, 2008. This joint venture includes three agency locations in the certificate of need (CON) state of Tennessee. These locations are located in Jackson, Bolivar and Trenton.

West Tennessee Healthcare is a public, not-for-profit healthcare system that includes six hospitals. Jackson-Madison County General Hospital, the flagship of West Tennessee Healthcare, has 612 licensed beds and offers comprehensive healthcare. Community hospitals include Bolivar General Hospital, Camden General Hospital, Gibson General Hospital, Humboldt General Hospital and Milan General Hospital. Modern Healthcare Magazine listed West Tennessee Healthcare as one of the top ten largest public, not-for-profit healthcare systems in the United States with a service area that covers 18 counties in West Tennessee. West Tennessee Healthcare employs approximately 5,200 people and is one of the region’s top employers.

The primary service area of this joint venture has an estimated total population of 500,000, with almost 15% over the age of 65. The combined net revenue for the most recent 12 months was approximately $3.8 million. This joint venture is not expected to add materially to LHC Group’s earnings in 2008.

“We are pleased with this partnership and are confident that it will be beneficial for everyone, especially our patients, who will receive the same quality care in their homes, provided by the same caring staff,” stated Karen Utley, Vice President Hospital Services for West Tennessee Healthcare.

Keith G. Myers, Chief Executive Officer of LHC Group, said, “LHC Group is very excited about the opportunity to partner with West Tennessee Healthcare to provide quality home services. We look forward to working with our new families in West Tennessee. As always, our commitment is to help people in these communities by providing the highest quality home nursing services available to the patients and families in these areas.”

About LHC Group, Inc.

LHC Group, Inc. is one of the largest providers of home nursing services in the United States providing quality cost effective healthcare services to patients within the comfort and privacy of their home or place of residence.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

CONTACT:
LHC Group, Inc.
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com